Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

[***]

-and-

Rocket Pharmaceuticals, Inc.

_______________________________________

Dated as of April 26, 2026

____________________________________

TABLE OF CONTENTS

Exhibits

Exhibit A – Approval Letter

Exhibit B – Bill of Sale

Exhibit C – FDA Cover Letter

Exhibit D – Seller’s Transfer Acknowledgement Letter

Exhibit E – Buyer’s Transfer Acknowledgement Letter

Exhibit F – Press Release

Schedules

Schedule 4.11 – Document Disclosure

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 26, 2026 (the “Effective Date”), by and between [***], a limited company organized under the laws of [***] (“Buyer”), and Rocket Pharmaceuticals, Inc., a corporation organized under the laws of Delaware (“Seller”). Buyer and Seller may hereinafter be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller is the holder of all right, title and interest in and to the Priority Review Voucher (as defined below);

WHEREAS, Seller and Buyer each (i) desire that Buyer purchase from Seller, and Seller sell, transfer and assign to Buyer, the Purchased Assets (as defined below), all on the terms set forth herein (such transaction, the “Asset Purchase”) and (ii) in furtherance thereof, have duly authorized, approved and executed this Agreement and the other transactions contemplated by this Agreement in accordance with all applicable Legal Requirements (as defined below); and

WHEREAS, Seller and Buyer desire to make certain representations, warranties, covenants and other agreements in connection with the Asset Purchase as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and their mutual undertakings hereinafter set forth, and intending to be legally bound, the Parties agree as follows:

Article I.
DEFINITIONS

Section 1.01 Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

(a) “Affiliate” means with respect to any Person, any other Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person, for so long as such control exists, whether such Person is or becomes an Affiliate on or after the Effective Date. A Person shall be deemed to “control” another Person if it: (i) with respect to such other Person that is a corporation, owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) or more of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by such Person in a particular jurisdiction) of such other Person, or, with respect to such other Person that is not a corporation, has other comparable ownership interest; or (ii) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of such other Person.

(b) “Agreement” has the meaning set forth in the Recitals.

(c) “Alternative Transaction” means, other than the transactions contemplated by this Agreement, any proposal or offer from any Person or group of Persons (other than Buyer or its Affiliates or their respective Representatives) for any acquisition by, or transfer, assignment, encumbrance, license or other grant of rights or disposition to, such Person or group of Persons of any right, title or interest in or to the Purchased Assets; provided, that “Alternative Transaction” shall not include any debt or equity financing transaction of the Seller or any acquisition of substantially all of Seller’s assets or a majority of the direct or indirect equity interests in Seller (whether through a stock purchase, merger, sale of all or substantially all assets or otherwise) so long as such acquisition provides that this Agreement continues to be binding, enforceable and in full force and effect on the same terms in effect as of the Effective Date.

(d) “Approval Letter” means the letter from the FDA dated March 26, 2026, approving the Subject BLA, attached hereto as Exhibit A.

(e) “Asset Purchase” has the meaning set forth in the Recitals.

(f) “Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in New York, New York.

(g) “Buyer” has the meaning set forth in the Preamble.

(h) “Buyer Indemnitee” has the meaning set forth in Section 8.01(a).

(i) “Closing” has the meaning set forth in Section 3.01.

(j) “Closing Date” has the meaning set forth in Section 3.01.

(k) “Confidential Information” means (i) any and all confidential and proprietary information, including but not limited to, data, results, conclusions, know-how, experience, financial information, plans and forecasts, that may be delivered, made available, disclosed or communicated by a Party or its Affiliates or their respective Representatives to the other Party or its Affiliates or their respective Representatives, related to the subject matter hereof or otherwise in connection with this Agreement and (ii) the terms and conditions of this Agreement that are not made publicly available pursuant to the press release contemplated by the first sentence of Section 10.05 and those that are redacted in the version of this Agreement filed by Seller with the United States Securities and Exchange Commission pursuant to Section 10.05. “Confidential Information” will not include information that (A) at the time of disclosure, is generally available to the public, (B) after disclosure hereunder, becomes generally available to the public, except as a result of a breach of this Agreement by the recipient of such information, (C) becomes available to the recipient of such information from a Third Party that is not legally or contractually prohibited by the disclosing Party from disclosing such Confidential Information; or (D) was developed by or for the recipient of such information without the use of or reference to any of the Confidential Information of the disclosing Party or its Affiliates, as evidenced by the recipient’s contemporaneous written records. Notwithstanding anything herein to the contrary, all Confidential Information included within the Purchased Assets (which, for the avoidance of doubt, shall not include any confidential or proprietary information relating to the product to which the Subject BLA relates) shall constitute Confidential Information of the Buyer from and after the Closing Date.

(l) “Confidentiality Agreement” means that certain Mutual Confidential Disclosure Agreement, dated as of April 11, 2026, by and between Buyer and Seller.

(m) “Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

(n) “Damages” has the meaning set forth in Section 8.01(a).

(o) “Effective Date” has the meaning set forth in the Preamble.

(p) “Encumbrance” means any lien, pledge, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, security interest, encumbrance, right of negotiation or refusal, adverse claim, interference or other restriction on ownership, use or transfer, excluding the requirement to pay the Priority Review Fee.

(q) “Excluded Liabilities” has the meaning set forth in Section 2.01(b).

(r) “FDA” means the United States Food and Drug Administration.

(s) “FDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and including any rules and regulations promulgated thereunder.

(t) “Fraud” means a party’s actual and intentional fraud under Delaware common law in the making of any representations and warranties made by such party as expressly set forth in Article IV or Article V hereof, as applicable.

(u) “Fundamental Representations” means the representations and warranties contained in Section 4.01, Section 4.02, Section 4.03(b)(i), Section 4.05, Section 4.07(b), Section 4.10, and Section 4.13.

(v) “Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority.

(w) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(x) “Indemnitee” has the meaning set forth in Section 8.02(a).

(y) “Indemnitor” has the meaning set forth in Section 8.02(a).

(z) “Knowledge” means, with respect to Seller, the actual knowledge of the facts and information of (i) Gaurav Shah, MD (Chief Executive Officer), (ii) Sanchali Kasbekar, PharmD (Associate Vice President, Global Regulatory Affairs, Cell and Gene Therapy), and (iii) Martin Wilson (General Counsel and Chief Corporate Officer), after performing a reasonable inquiry with respect to such facts and information.

(aa) “Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, code, rule, regulation, or ruling issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to a Party or to any of its assets, properties or businesses. Legal Requirements shall include, with respect to Seller, any responsibilities, requirements, parameters and conditions relating to the Priority Review Voucher set forth in (i) the Approval Letter, (ii) any other correspondence received by Seller or its Affiliates from the FDA regarding the Priority Review Voucher, or (iii) Section 529 of the FDCA (21 U.S.C. § 360ff), including as interpreted by the FDA in FDA’s Draft Guidance, “Rare Pediatric Disease Priority Review Vouchers – Guidance for Industry” (July 2019).

(bb) “Liabilities” means all debts, Taxes, liabilities and obligations, whether presently in existence or arising hereafter, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Legal Requirement or any Contract.

(cc) “Notice of Intent to Use” means notification to the FDA not later than ninety (90) days prior to the submission of a human drug application of the intent to use the Priority Review Voucher to obtain Priority Review of a human drug application, as described in 21 U.S.C. § 360ff(b)(4)(B)(i).

(dd) “Order” means any order, decree, edict, injunction, writ, award or judgment of any Governmental Entity.

(ee) “Outside Date” has the meaning set forth in Section 9.01(b).

(ff) “Party” has the meaning set forth in the Preamble.

(gg) “Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

(hh) “Pre-Closing Period” has the meaning set forth in Section 7.03.

(ii) “Priority Review” means review and action on a human drug application (as defined in 21 U.S.C. § 379g(1)) by the FDA in accordance with the timelines set forth by the FDA for “priority review” applications in the then-current Prescription Drug User Fee Act goals letter, as described in FDA Draft Guidance, “Rare Pediatric Disease Priority Review Vouchers – Guidance for Industry” (July 2019).

(jj) “Priority Review Fee” has the meaning set forth in Section 11.02.

(kk) “Priority Review Voucher” means the priority review voucher issued by the United States Secretary of Health and Human Services, Food and Drug Administration, to Seller, as evidenced in the Approval Letter, identified by priority review voucher number PRV BLA 125806.

(ll) “Proceeding” means any action, arbitration, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

(mm) “Purchase Price” has the meaning set forth in Section 2.02.

(nn) “Purchased Assets” means (i) the Priority Review Voucher, and (ii) any and all rights, benefits and entitlements afforded to the holder of the Priority Review Voucher.

(oo) “Regulatory Change” means any term or condition that is not set forth in the Approval Letter imposed by the FDA on the Priority Review Voucher that (x) is not generally imposed on priority review vouchers under the FDCA, and (y) adversely impacts or limits, in any material respect, the manner in which Buyer may use, receive, hold or otherwise exploit the Priority Review Voucher.

(pp) “Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

(qq) “Seller” has the meaning set forth in the Preamble.

(rr) “Seller Indemnitee” has the meaning set forth in Section 8.01(b).

(ss) “Seller Notice of Transfer Submission” has the meaning set forth in Section 3.02(e).

(tt) “Subject BLA” means BLA Number 125806, approved by the FDA on March 26, 2026, for KRESLADI™ (marnetegragene autotemcel) for the treatment of pediatric patients with severe leukocyte adhesion deficiency-I (LAD-I) due to biallelic variants in ITGB2 without an available human leukocyte antigen-matched sibling donor for allogeneic hematopoietic stem cell transplant.

(uu) “Tax” or “Taxes” means any and all domestic and non-U.S., federal, state, provincial, local, municipal and other taxes, fees, levies, duties, tariffs, imposts and like assessments or charges of whatever kind, including taxes or charges on, or measured by or with respect to, gross or net income, gain, gross receipts, capital, franchise, windfall and other profits, sales, use, real or personal property, payroll, as well as any value added, ad valorem, transfer, license, withholding, employment, unemployment, excise, severance, stamp, occupation, municipal, municipal surcharge, environmental, social security, escheat, unclaimed property and other tax, together with any interest or any penalty thereon and addition thereto, whether disputed or not.

(vv) “Tax Authority” means, with respect to any Tax, the Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of such Tax.

(ww) “Tax Deduction” means any deduction or withholding for or on account of Tax.

(xx) “Tax Treaty” has the meaning set forth in Section 2.04.

(yy) “Third Party” means any Person other than a Party and such Party’s Affiliates.

(zz) “Third Party Claims” has the meaning set forth in Section 8.01(a).

(aaa) “Transfer Taxes” has the meaning set forth in Section 11.02.

(bbb) “Valid Account Details” has the meaning set forth in Section 2.03.

(ccc) “VAT” means the Tax as currently constituted by the [***] and any other Tax imposed in addition or in substitution for it at the rate from time to time imposed.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.01 shall have the meanings assigned to such terms in this Agreement.

Article II.
PURCHASE AND SALE

Section 2.01 Purchase and Sale; No Assumed Liabilities.

(a) Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, assign and deliver to Buyer, at the Closing all of Seller’s right, title and interest in, to and under the Purchased Assets, in each case free and clear of all Encumbrances.

(b) For the avoidance of doubt, (i) the sale, assignment, transfer and conveyance of the Purchased Assets from Seller to Buyer shall not include the transfer, conveyance or assumption of any

Liabilities from Seller to Buyer, and (ii) Buyer shall not assume or be liable for any Liabilities of Seller or its Affiliates (fixed, contingent or otherwise, and whether or not accrued), including Liabilities relating to the Purchased Assets (other than such obligations as are imposed generally by applicable Legal Requirements solely on the holder of the Priority Review Voucher in respect of its use or transfer following the sale thereof pursuant to this Agreement, including, without limitation, the Priority Review Fee and any other user fees required to be paid to redeem the Priority Review Voucher) (such Liabilities, “Excluded Liabilities”).

Section 2.02 Purchase Price. The total consideration (the “Purchase Price”) to be paid by Buyer to Seller for all of the Purchased Assets shall be One Hundred and Eighty Million Dollars (U.S. $180,000,000) due and payable upon the Closing Date.

Section 2.03 Method of Payment. Payment of the Purchase Price to Seller shall be made in cash by wire transfer of immediately available funds to a bank account specified by Seller in writing to Buyer in the form of Valid Account Details no later than five (5) Business Days prior to the Closing Date. “Valid Account Details” means, with respect to any bank account, the valid (a) name of bank, (b) bank’s address, (c) account number, (d) account name and (e) ABA/Routing number.

Section 2.04 Taxes. For the avoidance of doubt, Seller alone shall be responsible for paying to the appropriate Tax Authority all Taxes (other than Tax Deductions or Transfer Taxes for which the Buyer is responsible pursuant to Section 11.02) levied on Seller on account of, or measured in whole or in part by reference to, the Purchase Price. Where Buyer is required by applicable Legal Requirements to make a Tax Deduction from the Purchase Price, Buyer shall be entitled to make such Tax Deduction and remit such Tax Deduction to the appropriate Tax Authority in accordance with the applicable Legal Requirements; provided, however, that prior to making any such Tax Deduction, Buyer shall provide written notice to Seller of Buyer’s determination of, and a reasoned legal basis for, its requirement to make such Tax Deduction no later than five (5) Business Days prior to the Closing Date (the “Notice Requirement”). As of the Effective Date, it is the Parties’ mutual understanding that no Tax Deductions are required in connection with the payment of the Purchase Price both under applicable Legal Requirements [***] (the “Tax Treaty”). Seller hereby represents that it (a) is tax resident in the United States of America by application of Article 4 of the Tax Treaty; (b) is the beneficial owner of all payments due to Seller under this Agreement, as would be required in order to apply Article 12 of the Tax Treaty with regard to such payments; (c) does not carry on business through a permanent establishment situated in [***] and (d) is not subject to any restriction or limitation in applying Article 12 of the Tax Treaty imposed by Article 23, Limitations on Benefits. Buyer shall reasonably cooperate with Seller to obtain any available reduction of or relief from such deduction or withholding to the extent permitted by applicable Legal Requirements. To the extent Buyer is required by applicable Legal Requirements to make a Tax Deduction and complied with the Notice Requirement with respect to such Tax Deduction, such Tax Deduction shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.05 Tax Cooperation. The Parties shall procure that their group tax functions shall fully cooperate with each other in relation to any reasonable request in connection with any matter relating to Tax arising out of the transactions contemplated by this Agreement, including information required for the preparation and filing of any Tax return or the conduct of any audit, investigation, dispute or appeal or any other communication with any Tax Authority, in each case if and to the extent: (a) legally permissible; and (b) that such disclosure would not breach any duty of confidentiality or waive any privilege. The requesting Party shall be responsible for any third-party costs properly incurred by the other Party in complying with this Section 2.05.

Section 2.06 Intended Tax Treatment. The purchase and sale of the Purchased Assets in exchange for the Purchase Price is intended to be treated for all U.S. federal, state, local and non-U.S. Tax purposes as the sale of property that is not contingent on the productivity, use, or disposition of the property (the “Intended Tax Treatment”). Neither Party will take any position (whether in financial statements, audits, Tax returns or otherwise) that is inconsistent with the Intended Tax Treatment unless (a) otherwise required by applicable Legal Requirements and (b) such Party has obtained a written opinion from an internationally recognized independent tax advisory firm, in form and substance reasonably acceptable to the other Party, supporting the basis for such inconsistent position.

Article III.
CLOSING

Section 3.01 Closing. The consummation of the Asset Purchase (the “Closing”) shall be conducted telephonically or via email or other similar means of correspondence on such date to be mutually agreed upon by Buyer and Seller, which date shall be no later than three (3) Business Days after all of the conditions set forth in Article VI have been satisfied or waived (other than those conditions which, by their terms, are intended to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

Section 3.02 Transactions to be Effected at Closing. At the Closing,

(a) Seller shall deliver, or cause to be delivered, to Buyer an executed Bill of Sale substantially in the form attached hereto as Exhibit B;

(b) Seller shall deliver, or cause to be delivered, to Buyer an executed certificate from a duly authorized officer of the Seller certifying as to the matters set forth in Section 6.02(c);

(c) Buyer shall deliver, or cause to be delivered, to Seller an executed certificate from a duly authorized officer of the Buyer certifying as to the matters set forth in Section 6.03(c);

(d) Seller shall deliver, or cause to be delivered, to Buyer an executed certificate of the secretary or an assistant secretary (or equivalent duly authorized officer or other representative) of Seller certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, and (ii) as to the incumbency of each person executing this Agreement and any other document delivered in connection herewith on behalf of Seller and that the signature of each such person on this Agreement and such other document is such person’s genuine signature;

(e) Within one (1) Business Day following the Closing Date, Seller shall (on behalf of Buyer) submit, or cause to be submitted, to the FDA the separate notifications referred to in Section 3.02(g) and Section 3.02(h), respectively, as a submission to the Subject BLA through the FDA’s Electronic Submissions Gateway under the cover letter in the form attached as Exhibit C. Seller shall provide to Buyer, within two (2) Business Days following their submission to the FDA, confirmation from the FDA of successful submission and a complete copy of such submission (the “Seller Notice of Transfer Submission”). Buyer may also submit the duly executed letters provided to be delivered in Section 3.02(g) and Section 3.02(h) hereof to the FDA following Seller’s notification to Buyer of its submission, and Buyer’s receipt from Seller, of a copy of the Seller Notice of Transfer Submission.

(f) Buyer shall pay the Purchase Price to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Buyer in the form of Valid Account Details, such designation to occur at least five (5) Business Days prior to the Closing Date;

(g) Seller shall deliver to Buyer a letter addressed to Buyer, substantially in the form set forth on Exhibit D hereto and duly executed by Seller, acknowledging the transfer of the Priority Review Voucher from Seller to Buyer, in accordance with this Agreement; and

(h) Buyer shall deliver to Seller a letter addressed to Seller, substantially in the form set forth on Exhibit E hereto and duly executed by Buyer, acknowledging the transfer of the Priority Review Voucher from Seller to Buyer, in accordance with this Agreement.

Section 3.03 Title Passage. Upon the Closing, all of the right, title and interest of Seller in and to the Purchased Assets shall pass to Buyer.

Article IV.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the Effective Date and the Closing Date, as follows:

Section 4.01 Organization, Standing and Power. Seller is a corporation duly organized and validly existing under the laws of Delaware. Seller has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to adversely affect any of the Purchased Assets, Seller’s ability to consummate the transactions contemplated by this Agreement, or Buyer’s ownership and rights with respect to any of the Purchased Assets after the Closing. Seller is not in violation of its certificate of incorporation or bylaws.

Section 4.02 Due Authority. Seller has the requisite corporate power and authority to enter into, deliver and perform its obligations under, and consummate the transactions contemplated by, this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the Asset Purchase, have been duly and validly approved and authorized by all necessary corporate action on the part of Seller, and this Agreement has been duly executed and delivered by Seller. This Agreement, upon execution by the Parties, will constitute a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. The approval of Seller’s stockholders is not required for the execution, delivery and performance of this Agreement, and the consummation of the Asset Purchase.

Section 4.03 Noncontravention. The execution and delivery by Seller of this Agreement does not, and the consummation of the transactions contemplated hereby, including the transfer of title to, ownership in, and possession of the Purchased Assets, will not, (a) result in the creation of any Encumbrance on any of the Purchased Assets or (b) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, revocation, suspension, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the certificate of incorporation or bylaws of Seller, (ii) the Approval Letter or any Contract to which Seller is a party or by which it is bound which involves or affects in any way any of the Purchased Assets or (iii) except as may be required to comply with the HSR Act, any Legal Requirements applicable to Seller or any of the Purchased Assets, except, in the case of clauses (ii) and (iii) above, as would not, individually or in the aggregate, have an adverse effect on Seller’s ability to consummate the sale of the Purchased Assets at the Closing and perform its other obligations under this Agreement or Buyer’s ownership and rights with respect to any of the Purchased Assets after the Closing.

Section 4.04 No Consents. Except for the letters referenced in Section 3.02(g) and Section 3.02(h) and the filing of any Premerger Notification and Report Form required under the HSR Act, no filing, authorization, consent, approval, permit, order, registration or declaration, governmental or otherwise, is necessary to enable or authorize Seller to enter into, and to perform its obligations under, this Agreement.

Section 4.05 Title to Purchased Assets. Seller is the sole and exclusive owner of the Purchased Assets and owns and at the Closing will transfer to Buyer good and transferable title to the Purchased Assets free and clear of any Encumbrances. Neither Seller nor any of its Affiliates has sold, transferred, conveyed, assigned, or delivered any Purchased Assets to any Person, and Seller has the full and sole right to sell, transfer, convey, assign, and deliver the Purchased Assets to Buyer free and clear of all Encumbrances and, at the Closing, will sell, transfer, convey, assign and deliver to Buyer good and transferable title to the Purchased Assets free and clear of any Encumbrances. Except as set forth in Section 4.13 hereof, no Third Party is entitled to any portion of the proceeds of the transactions contemplated by this Agreement.

Section 4.06 Contracts. Except for this Agreement, there is no Contract to which Seller or any Affiliate of Seller is a party that involves or affects, or would reasonably be expected to involve or affect, the ownership of, transfer or licensing of, title to, or use of any of the Purchased Assets.

Section 4.07 Compliance With Legal Requirements.

(a) Seller and its Affiliates are, and at all times have been, in compliance in all material respects with each Legal Requirement that is or was applicable to (a) Seller’s and its Affiliates’ conduct, acts, or omissions with respect to any of the Purchased Assets or (b) any of the Purchased Assets. Seller and its Affiliates have not received any written or, to the Seller’s Knowledge, oral notice or other communication from any Person, including the FDA, regarding any actual, alleged, possible or potential violation of, or failure to comply with, any such Legal Requirement.

(b) During the three (3) year period prior to the Closing Date and as it relates to the FDA approval of the Subject BLA, the Approval Letter, the Priority Review Voucher or the activities giving rise to such FDA approval of the Subject BLA, the Approval Letter or the Priority Review Voucher, neither Seller, any Affiliate of Seller, nor to the Knowledge of Seller, any Representative of Seller or any Affiliate of Seller, has (i) made an untrue statement of material fact or a fraudulent statement to the FDA or any other Governmental Entity, or (ii) committed an act, made a statement or failed to make a statement that, in each case ((i) or (ii)), at the time such disclosure was made or should have been made, as applicable, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Governmental Entity to invoke any similar policy and which could reasonably be expected to result in a revocation of the Priority Review Voucher.

Section 4.08 Legal Proceedings. There is no pending, or to Seller’s Knowledge, threatened Proceeding involving Seller or any of its Affiliates, nor has there been any Proceeding involving Seller or any of its Affiliates, and neither Seller nor any of its Affiliates are a party or subject to the provisions of any Order, in each case, (a) that involves or affects (or may involve or affect) the issuance of, continued validity of, ownership of, transfer or license of, title to, or use of any of the Purchased Assets (including any such Order that seeks to prohibit or limit in any respect, or place any conditions on, the ownership or use by Buyer or its Affiliates of any of the Purchased Assets, in each case, as a result of the transactions contemplated by this Agreement), or (b) that otherwise challenges or seeks to restrain, prohibit, prevent, enjoin, alter, or delay the consummation of the transactions contemplated by this Agreement.

Section 4.09 Governmental Authorizations. Neither Seller nor any of its Affiliates is required to hold any license, registration, or permit issued by any Governmental Entity to own, use or transfer the Purchased Assets, other than such licenses, registrations or permits that have already been obtained.

Section 4.10 Revocation; Regulatory Change. The Priority Review Voucher has been duly granted and issued and has not been terminated, cancelled, revoked, or used. Neither Seller nor any of its Affiliates has done or omitted to do any act, and, to the Seller’s Knowledge, there are no facts or circumstances that would reasonably be expected to (with or without notice or lapse of time or both) give rise to a right of the FDA to revoke (or that would otherwise result in the termination, cancellation, revocation, or use of) the Priority Review Voucher, or result in the redemption or transfer of the Priority Review Voucher (other than pursuant to the transactions contemplated by this Agreement), or that would preclude or interfere with the sale and transfer of the Purchased Assets to Buyer or Buyer’s use of the Purchased Assets following the Closing to obtain Priority Review (other than as set forth in any Legal Requirements in existence on the date hereof). To the Knowledge of Seller, there is no term or condition imposed by the FDA on the Priority Review Voucher that is not set forth in the Approval Letter or provided for under applicable Legal Requirements. From the date that the Priority Review Voucher was issued until the Effective Date, there has not occurred any Regulatory Change.

Section 4.11 Document Disclosure. Attached as Schedule 4.11 is a true, correct and complete list of all formal written communications between Seller or its Affiliates, on the one hand, and the FDA, on the other hand, with respect to the Purchased Assets. True, correct and complete copies of each of such communications have been made available to Buyer as of the close of business on the last Business Day immediately preceding the Closing Date.

Section 4.12 Intent to Use. Neither Seller nor any of its Affiliates has filed or submitted, or permitted any Third Party to file or submit, to the FDA a Notice of Intent to Use the Priority Review Voucher.

Section 4.13 No Broker. Except for Leerink Partners LLC, the fees and expenses of which shall be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.14 Taxes. Seller and its Affiliates have timely paid all amounts of Tax required to be paid on or prior to the date hereof, if a failure to pay such Tax could reasonably be expected to result in a lien on any of the Purchased Assets. There are no liens on account of Taxes on the Purchased Assets and no material audits, controversies or claims by a Governmental Entity pending or threatened against Seller with respect to Taxes relating to the Purchased Assets.

Section 4.15 No Other Representations. Neither Seller nor any of its Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, except as otherwise expressly set forth in this Article IV, and Seller hereby disclaims any such other representations and warranties.

Article V.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the Effective Date and the Closing Date, as follows:

Section 5.01 Organization, Standing and Power. Buyer is a limited company organized under the laws of [***]. Buyer has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement. Buyer is not in violation of its memorandum and articles of association.

Section 5.02 Authority. Buyer has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the Asset Purchase, have been duly and validly approved and authorized by all necessary corporate action on the part of Buyer, and this Agreement has been duly executed and delivered by Buyer. This Agreement, upon execution by the Parties, will constitute a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 5.03 Noncontravention. The execution and delivery by Buyer of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, revocation, suspension, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (a) any provision of the memorandum and articles of association of Buyer, (b) any Contract to which Buyer is a party or by which it is bound which involves or affects in any way the Asset Purchase or (c) except as may be required to comply with the HSR Act, any Legal Requirements applicable to Buyer.

Section 5.04 No Consents. Except for the letters referenced in Section 3.02 and the filing of any Premerger Notification and Report Form required under the HSR Act, no filing, authorization, consent, approval, permit, order, registration or declaration, governmental or otherwise, is necessary to enable or authorize Buyer to enter into, and to perform its obligations under, this Agreement.

Section 5.05 Funding. Buyer has, and will at Closing have, sufficient funds to consummate the transactions contemplated by this Agreement.

Section 5.06 No Broker. Buyer has not engaged, retained or entered into an agreement with any investment banker, broker, finder or other intermediary who has been authorized to act on behalf of Buyer who would be entitled to any fee or commission payable by Seller in connection with the transactions contemplated by this Agreement.

Section 5.07 Non-Reliance. Neither Seller nor any of its Affiliates nor any of their Representatives makes, or has made any representation or warranty, oral or written, express or implied, as to the accuracy or completeness of any information concerning the Purchased Assets contained herein or made available in connection with Buyer’s investigation of the foregoing, except as expressly set forth in this Agreement. Buyer acknowledges that Seller, its Affiliates and their Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom. Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied (including any representation or warranty as to merchantability or fitness for a particular purpose), made by Seller, any of its Affiliates or any of their Representatives, except as expressly set forth in this Agreement.

Article VI.
CONDITIONS TO CLOSING

Section 6.01 Conditions Precedent of Buyer and Seller. Each Party’s obligations to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a) HSR Act. The applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other material Order issued or promulgated by a Governmental Entity preventing the consummation of the transactions contemplated by this Agreement shall be in effect, and there shall not be any applicable Legal Requirement that makes consummation of the transactions contemplated by this Agreement illegal.

(c) No Governmental Litigation. There shall not be any Proceeding commenced or pending by a Governmental Entity seeking to prohibit, limit, delay, or otherwise restrain the consummation of this Agreement and/or the transactions contemplated hereby.

Section 6.02 Buyer’s Conditions Precedent. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a) Accuracy of Representations. Each of the representations and warranties made by Seller in this Agreement (other than the Fundamental Representations) shall be true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “material adverse effect” set forth therein) in all material respects at and as of the Effective Date and as of the Closing Date (or, if made as of a specified period or date, as of such period or date). Each of the Fundamental Representations shall be true and correct in all respects at and as of the Effective Date and as of the Closing Date (or, in each case, if made as of a specified period or date, as of such period or date).

(b) Performance of Covenants. All of the covenants and obligations that Seller is required to comply with or to perform hereunder at or prior to the Closing Date shall have been complied with and performed in all material respects.

(c) Closing Certificate. Seller shall have delivered to Buyer a certificate, dated the Closing Date and duly executed by Seller, certifying that the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.

(d) No Regulatory Change. Since the Effective Date there shall not have occurred and remain in effect any Regulatory Change.

Section 6.03 Seller’s Conditions Precedent. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a) Accuracy of Representations. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “material adverse effect” set forth therein) in all material respects at and as of the Closing Date (or, if made as of a specified period or date, as of such period or date), except to the extent that such representations and warranties are qualified by the term “material”, or words of similar import, in which case such representations and warranties (as so written, including the terms “material”, or words of similar import) shall be true and correct in all respects at and as of the Closing Date (or, if made as of a specified period or date, as of such period or date).

(b) Performance of Covenants. All of the covenants and obligations that Buyer is required to comply with or to perform hereunder at or prior to the Closing Date shall have been complied with and performed in all material respects.

(c) Closing Certificate. Buyer shall have delivered to Seller a certificate, dated the Closing Date and duly executed by Buyer, certifying that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

Article VII.
PRE-CLOSING COVENANTS AND AGREEMENTS

Section 7.01 Antitrust Notification.

(a) The Parties shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, Seller and Buyer shall file, or shall cause their ultimate parent entities as defined in the HSR Act to file, as soon as practicable (but not later than fifteen (15) Business Days) after the Effective Date, any notifications required under the HSR Act, and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or any other Governmental Entity for additional information or documentation. In connection therewith, the Parties shall, or shall cause their respective Affiliates to, (i) furnish to the other Party such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act, and (ii) keep the other Party reasonably apprised of the status of any communications with, and any inquiries or requests for additional information from the applicable Governmental Entity. Neither Party shall request, or permit its “ultimate parent entity” to request, early termination of the HSR Act waiting period unless otherwise determined by Buyer in which case both Parties shall make such request for early termination.

(b) Subject to applicable confidentiality restrictions or restrictions required by applicable Legal Requirements, each Party will notify the other promptly upon the receipt of (i) any comments or questions from any Governmental Entity in connection with any filings made pursuant to Section 7.01 or the transactions contemplated by this Agreement and (ii) any request by any Governmental Entity for information or documents relating to an investigation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each Party shall provide to the other (or the other’s respective advisors) upon request copies of all substantive correspondence between such Party and any Governmental Entity relating to the transactions contemplated by this Agreement. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 7.01 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials. In addition, to the extent reasonably practicable, representatives of both Parties shall have a reasonable opportunity to participate in all substantive discussions, telephone calls, and meetings with a Governmental Entity regarding the transactions contemplated by this Agreement to the extent permitted by such Governmental Entity. Subject to applicable Legal Requirements, the Parties will consult and cooperate with each other in good faith in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the transactions contemplated by this Agreement by or on behalf of any Party. Notwithstanding anything herein to the contrary, Buyer shall have, except where prohibited by applicable Legal Requirement, sole and complete responsibility for determining the strategy for obtaining consents and approvals of any Governmental Entity, having in good faith considered comments made by Seller.

(c) Notwithstanding the foregoing, nothing in this Agreement shall require, or be construed to require, the Parties or any of their respective Affiliates to offer or agree to (i) (A) sell, hold, hold separate, divest, license, discontinue or limit, before or after the Closing Date, any assets, businesses, equity holdings, intellectual property, or other interests or (B) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses, equity holdings, intellectual property or interests (including any requirements to enter into new Contracts or modify or terminate existing Contracts), including with respect to the Purchased Assets and use of the Priority Review Voucher to obtain Priority Review of a product candidate of Buyer or its Affiliates or any other benefit associated with the Purchased Assets or (ii) any material modification or waiver of the terms and conditions of this Agreement.

(d) Buyer shall bear all filing fees related to any notifications under the HSR Act.

Section 7.02 Regulatory Change Notification. Until the earlier of the Closing or the termination of this Agreement, Seller shall provide Buyer with prompt written notification of the occurrence of any Regulatory Change of which Seller becomes aware.

Section 7.03 Efforts. During the period from the Effective Date and continuing until the earlier of the termination of this Agreement or the Closing Date (the “Pre-Closing Period”), except as otherwise expressly contemplated by this Agreement or with such other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, each Party shall not, and shall cause its Affiliates not to, knowingly take or permit any action that, or omit to take any action the absence of which, would reasonably be expected to prevent or materially delay the satisfaction of the conditions set forth in Article VI.

Section 7.04 No Solicitation. During the Pre-Closing Period, Seller shall not and shall cause its controlled Affiliates not to, nor shall it authorize or instruct any of its other Affiliates or its or their Representatives to, (i) solicit, initiate, facilitate or encourage any inquiries, proposals or offers with respect to, or the submission of, any Alternative Transaction by any Person (other than Buyer or its Affiliates or their respective Representatives) or any inquiry, proposal or offer that is reasonably likely to lead to an Alternative Transaction, (ii) engage, continue or participate in any discussions or negotiations regarding, or take any other action intended or reasonably expected to facilitate the making of any inquiry, proposal or offer to Seller that constitutes, or may reasonably be expected to lead to, any Alternative Transaction by any Person (other than Buyer or its Affiliates or their respective Representatives) other than to state that they are not permitted to have discussions, (iii) accept any inquiry, proposal or offer from any Person (other than Buyer) in respect of an Alternative Transaction, or (iv) resolve to propose or agree to do any of the foregoing.

Section 7.05 Exclusivity. Until the earlier of the Closing or the termination of this Agreement, Seller shall not (a) transfer or assign the Priority Review Voucher to any Person other than Buyer or enter into any Contract with respect thereto, (b) encumber or otherwise grant or allow to exist any Encumbrance on the Priority Review Voucher (other than pursuant to this Agreement), or (c) take any action or inaction that would reasonably be expected to prevent the satisfaction of the conditions set forth in Article VI.

Article VIII.
INDEMNIFICATION

Section 8.01 Indemnification.

(a) Indemnification by Seller. From and after the Closing, Seller will indemnify, defend and hold Buyer and its Affiliates, and their respective Representatives, successors and assigns (each, a “Buyer Indemnitee”) harmless for, from and against any and all Liabilities, losses, damages, claims, costs and expenses (including reasonable attorneys’ fees) (collectively, “Damages”), whether or not arising from, relating to, or otherwise in connection with a claim of a Third Party (each, a “Third Party Claim”), which any Buyer Indemnitee may suffer, incur, sustain, or become subject to, to the extent arising from, relating to or otherwise in connection with (i) any breach of, or inaccuracy in, any of Seller’s representations and warranties made under this Agreement or any certificate delivered by Seller hereunder; (ii) any breach of, or failure to perform, any of Seller’s covenants or obligations made under this Agreement or any certificate delivered by Seller hereunder; or (iii) arising out of any Excluded Liabilities.

(b) Indemnification by Buyer. From and after the Closing, Buyer will indemnify, defend and hold Seller and its Affiliates, and their respective Representatives, successors and assigns (each, a “Seller Indemnitee”) harmless for, from and against any and all Damages, whether or not arising from, relating to or otherwise in connection with a Third Party Claim, which any Seller Indemnitee may suffer, incur, sustain, or become subject to, to the extent arising from, relating to or otherwise in connection with (i) any breach of, or inaccuracy in any of Buyer’s representations and warranties made under this Agreement or any certificate delivered by Buyer hereunder; or (ii) any breach of, or failure to perform, any of Buyer’s covenants or obligations made under this Agreement or any certificate delivered by Buyer hereunder.

Section 8.02 Indemnification Procedures.

(a) A Person entitled to indemnification pursuant to Section 8.01 will hereinafter be referred to as an “Indemnitee.” A Party obligated to indemnify an Indemnitee hereunder will hereinafter be referred to as an “Indemnitor.”

(b) A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice to the Indemnitor. Such notice shall include the facts constituting the basis for such claim for indemnification, the Sections of this Agreement upon which such claim for indemnification is then based and an estimate, to the extent known, of the amount of Damages suffered or reasonably expected to be suffered by the Indemnitee; provided, that the failure to give such notification or any deficiency in such notification will not relieve such Indemnitor from any obligation under this Article VIII, except (i) to the extent such failure to give such notification or such deficiency in such notification actually and materially prejudices such Indemnitor or (ii) as provided in Section 11.01.

(c) In the event of any instituted or asserted Third Party Claim against an Indemnitee, Indemnitee shall inform Indemnitor of such Third Party Claim as soon as reasonably practicable after such Third Party Claim arises; provided, that the failure to give such notification or any deficiency in such notification will not relieve such Indemnitor from any obligation under this Article VIII, except (i) to the extent such failure to give such notification or such deficiency in such notification actually and materially prejudices such Indemnitor or (ii) as provided in Section 11.01.

(d) The Indemnitor shall have the right to defend, at its sole cost and expense (with counsel reasonably selected by the Indemnitor), a Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnitor to a final conclusion or settled at the discretion of the Indemnitor; provided, however, that the Indemnitor may not assume control of defense to a Third Party Claim (i) unless it covenants to the Indemnitee in writing within ten (10) Business Days after the Indemnitee has given written notice of the Third Party Claim to the Indemnitor to indemnify, defend and hold harmless the Indemnitee from and against the entirety of any and all Damages that the Indemnitee may suffer resulting from or arising out of the Third Party Claim (subject, however, to the limitations set forth in Section 8.03), (ii) in which equitable relief other than monetary damages is sought, (iii) if such Third Party Claim is a criminal enforcement matter brought against Buyer, or (iv) if the Indemnitee has been advised in writing by outside counsel that a legal conflict or potential legal conflict exists between the Indemnitee and the Indemnitor in connection with conducting the defense of the Third Party Claim; provided, further, however, that the Indemnitor may not enter into any compromise or settlement without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) unless (A) such compromise or settlement includes the giving by each claimant or plaintiff to the Indemnitee of an unconditional release from all liability in respect of such Third Party Claim, (B) such settlement does not involve any admission of legal wrongdoing by the Indemnitee, (C) such settlement does not involve any payment by the Indemnitee that is not indemnified hereunder, and (D) such settlement does not involve the imposition of any equitable relief against the Indemnitee. If a good faith and diligent defense is not being or ceases to be materially conducted by the Indemnitor, the Indemnitee shall have the right, at the expense of the Indemnitor, upon at least ten (10) Business Days’ prior written notice to the Indemnitor of its intent to do so, to undertake the defense of such Third Party Claim for the account of the Indemnitor (with counsel reasonably selected by the Indemnitee). If the Indemnitee is defending such Third Party Claim, the Indemnitee shall keep the Indemnitor apprised of all material developments with respect to such Third Party Claim and promptly provide the Indemnitor with copies of all material correspondence and documents exchanged by the Indemnitee and the opposing party(ies) to such litigation. If the Indemnitor has elected to defend such Third Party Claim or if the Indemnitor has otherwise acknowledged in writing its responsibility for indemnifying a Third Party Claim, the Indemnitee may not compromise or settle such Third Party Claim without the prior written consent of the Indemnitor, such consent not to be unreasonably withheld or delayed, and the Indemnitor shall have no liability in respect of any such compromise or settlement to which the Indemnitor has not provided its consent, unless such consent is unreasonably withheld or delayed.

(e) The Indemnitee may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnitor pursuant to this Section 8.02 and shall bear its own costs and expenses with respect to such participation; provided, however, that the Indemnitor shall bear such costs and expenses (i) if counsel for the Indemnitor or counsel for the Indemnitee shall have reasonably determined that counsel for the Indemnitor may not properly represent both the Indemnitor and the Indemnitee or (ii) if such participation is requested by the Indemnitor.

Section 8.03 Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate amount of indemnifiable Damages that may be recovered from (a) Seller pursuant to Section 8.01(a) shall equal the Purchase Price, and (b) Buyer pursuant to Section 8.01(b) shall equal the Purchase Price. Notwithstanding anything to the contrary set forth herein, except to the extent actually awarded against an Indemnitee pursuant to an Order with respect to a Third Party Claim and except for a Party’s Fraud, no Party shall have any liability under any provision of this Agreement (including this Article VIII) for any punitive, special or indirect damages or damages for or otherwise based on business interruption, diminution of value, loss of future revenue, profits or income, or loss of business reputation or opportunity. Nothing in this Section 8.03 shall operate to limit or exclude in any way Seller’s liability for any and all Excluded Liabilities.

Section 8.04 Additional Indemnification Matters. The right of indemnification provided under this Article VIII shall not be affected by any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing, with respect to the accuracy or inaccuracy of, or compliance or noncompliance with, any representation, warranty, covenant, or agreement contained herein. Notwithstanding anything to the contrary herein, for the purposes of this Article VIII, for the purposes of determining the amount of Damages, each representation or warranty made by a Party will be deemed made without any qualifications or limitations as to materiality and, without limiting the foregoing, the word “material” and words of similar import will be deemed deleted from any such representation or warranty.

Section 8.05 Exclusive Remedy. From and after the Closing, except in the case of Fraud and as otherwise provided in Section 11.09, the sole and exclusive remedy of any Indemnitee for any Damages that such Indemnitee may at any time suffer or incur, or become subject to, as a result of, or in connection with this Agreement, including any inaccuracy, violation or breach of any representation and warranty contained in this Agreement by any Party, or any failure by any Party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement, shall be indemnification in accordance with this Article VIII (subject to the applicable qualifications and limitations set forth in this Agreement).

Article IX.
TERMINATION

Section 9.01 Termination Prior to Closing. Notwithstanding any contrary provisions of this Agreement, this Agreement and the respective obligations of the Parties to consummate the transactions contemplated by this Agreement may be terminated and abandoned at any time before the Closing only as follows:

(a) upon the mutual written consent of Buyer and Seller; or

(b) by either Party, by written notice to the other Party if the Closing has not occurred on or before 11:59 p.m., Eastern Standard Time, on the date that is ninety (90) days following the Effective Date (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any Party whose material breach of any provision set forth in this Agreement is the primary cause of the failure of the Closing to occur on or before such date;

(c) by Buyer or Seller, if (i) any Legal Requirement having the effect referred to in Section 6.01(b) has been enacted, issued, promulgated, enforced or entered or (ii) any order, injunction or decree having the effect referred to in Section 6.01(b) is in effect and has become final and non-appealable;

(d) by Buyer, if Buyer is not in material breach of its obligations under this Agreement and there has been a violation or breach by Seller of any of its representations, warranties, covenants or other agreements contained in this Agreement, which has prevented or would prevent the satisfaction of any condition to the obligations of Buyer at the Closing set forth in Section 6.02, and (i) such violation or breach has not been waived by Buyer, (ii) Buyer has provided written notice to Seller of such violation or breach setting forth the allegations of violation or breach in reasonable detail, and (iii) such violation or breach cannot be or has not been cured by Seller within twenty (20) Business Days after receiving written notice thereof from Buyer (provided, that in no event shall such twenty (20) Business Day extend beyond the Outside Date); or

(e) by Seller, if Seller is not in material breach of its obligations under this Agreement and there has been a violation or breach by Buyer of any of its representations, warranties, covenants or other agreements contained in this Agreement, which has prevented or would prevent the satisfaction of any condition to the obligations of Seller at the Closing set forth in Section 6.03 and (i) such violation or breach has not been waived by Seller, (ii) Seller has provided written notice to Buyer of such violation or breach setting forth the allegations of violation or breach in reasonable detail, and (iii) such violation or breach cannot be or has not been cured by Buyer within twenty (20) Business Days after receiving written notice thereof from Seller (provided, that in no event shall such twenty (20) Business Day extend beyond the Outside Date).

Section 9.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.01: (a) written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made, (b) this Agreement shall forthwith become null and void (except for the provisions of this Section 9.02, Article I and Article XI, which shall survive any such termination), and (c) there shall be no liability on the part of Buyer or Seller except for damages resulting from any breach of this Agreement prior to termination of this Agreement by Buyer or Seller.

Article X.
ADDITIONAL COVENANTS

Section 10.01 Further Assurances.

(a) The Parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, including without limitation any notifications or filings required to be made to the FDA in connection with the transfer of the Purchased Assets, and shall (i) furnish upon request to each other such further information, (ii) execute and deliver to each other such other documents, and (iii) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement, including the use by Buyer, its Affiliates or their respective successors and assigns of the Priority Review Voucher in accordance with its terms and applicable Legal Requirements.

(b) Without limiting the foregoing, Buyer and Seller agree to cooperate and assist each other with respect to all filings or notifications to any Governmental Entity related to the transfer and assignment of the Purchased Assets.

Section 10.02 Compliance with Legal Requirements. Following the Effective Date, Seller shall, and shall cause its Affiliates and shall require any successor in interest to or assignee of the product approved under the Subject BLA (as applicable) to, at all times comply with all Legal Requirements applicable to the Purchased Assets, including any and all Legal Requirements applicable to the validity, use or transfer of the Priority Review Voucher. Seller shall promptly forward to Buyer any communications or notices it or its Affiliates receive from any Governmental Entity in respect of or otherwise impacting the Purchased Assets; provided, that Seller may redact any portion of such written communications or other notices that is not relevant to the Priority Review Voucher.

Section 10.03 Marketing. Seller shall, and shall cause its Affiliates and shall require any successor in interest to or assignee of the product approved under the Subject BLA (as applicable) to, within the three hundred and sixty-five (365) day period beginning on the date of the FDA approval of the Subject BLA, market in the United States the product approved under the Subject BLA to the extent and in a manner required under applicable Legal Requirements to preclude the FDA from exercising its authority to revoke the Priority Review Voucher pursuant to 21 U.S.C. § 360ff(e)(1).

Section 10.04 Nondisclosure.

(a) Subject to disclosures permitted or contemplated by Section 10.05, with respect to Confidential Information received from a Party, the other Party will (i) keep such Confidential Information confidential, (ii) not use any such Confidential Information for any reason other than to carry out the intent and purpose of this Agreement, and (iii) not disclose any such Confidential Information to any Person, except in each case as otherwise expressly permitted by this Agreement or with the prior written consent of the disclosing Party.

(b) Each Party may disclose Confidential Information of the other Party only to its Representatives on a need-to-know basis.

(c) Each Party will (i) enforce the terms of this Section 10.04 as to its Representatives, (ii) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Section 10.04, and (iii) be responsible and liable for any breach of this Section 10.04 by it or its Representatives.

(d) If a Party becomes compelled by a court or is requested by a Governmental Entity to make any disclosure that is prohibited or otherwise constrained by this Section 10.04, such Party shall provide the disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 10.04. In the absence of a protective order or other remedy, the Party subject to the requirement to disclose may disclose that portion (and only that portion) of the Confidential Information that, based upon advice of its counsel, it is legally compelled to disclose or that has been requested by such Governmental Entity; provided, however, that such Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed.

(e) Nothing herein shall prohibit or otherwise restrict the disclosure of any Confidential Information by or on behalf of Buyer or its Affiliates to the FDA or other Governmental Entity to the extent required by the FDA or such other Governmental Entity to enable the use or transfer of the Priority Review Voucher; provided, that Buyer, its Affiliates and their respective Representatives shall use commercially reasonable efforts to obtain confidential treatment for any such disclosures.

(f) The Parties hereby agree that, effective as of the Closing, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. For the avoidance of doubt, during the period between the signing of this Agreement and the Closing, if there exists any conflict between the terms of the Confidentiality Agreement and this Agreement, the terms of the Confidentiality Agreement shall control.

Section 10.05 Disclosures Concerning this Agreement. The press release with respect to the execution of this Agreement that is attached as Exhibit F hereto shall be issued by Seller within four (4) Business Days following the Effective Date. Buyer and Seller agree not to (and to ensure that their respective Affiliates do not) issue any other press releases or public announcements concerning this Agreement, or that identifies the other Party as party to this Agreement or the acquiror of the Priority Review Voucher, without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as required by a Governmental Entity or applicable Legal Requirement (including the rules and regulations of any stock exchange or trading market on which a Party’s (or its parent entity’s) securities are traded); provided, that the Party intending to disclose such information shall use reasonable efforts to provide the other Party with advance notice of such required disclosure, and an opportunity to review and comment on such proposed disclosure (which comments shall be considered in good faith by the disclosing Party). Notwithstanding the foregoing, without prior submission to or approval of the other Party, either Party may issue press releases or public announcements which incorporate only such information concerning this Agreement as was included in a press release or public disclosure which was previously disclosed under the terms of this Agreement or which contains only non-material factual information regarding this Agreement. Buyer acknowledges that Seller, as a publicly traded company is legally obligated to make timely disclosures of material events relating to its business. Buyer acknowledges that Seller may be obligated to file a copy of this Agreement with the United States Securities and Exchange Commission; provided, that if Seller is obligated to so file a copy of this Agreement, Seller shall prepare a proposed redacted version thereof and request confidential treatment thereof, and Buyer may promptly provide its comments and additional proposed redactions, if any, thereon, which comments and proposed redactions, if any, shall be considered in good faith by Seller.

Section 10.06 Expenses. Whether or not the Asset Purchase and the other transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth in this Agreement, each of the Parties shall bear its own fees and expenses incurred or owed in connection with the purchase and sale of the Purchased Assets, this Agreement and the transactions contemplated hereby.

Article XI.
GENERAL PROVISIONS

Section 11.01 Survival. The representations and warranties of Seller and Buyer contained in this Agreement, and liability for the breach thereof, shall survive the Closing and shall remain in full force and effect for a period of eighteen (18) months following the Closing Date; provided, however, that (a) all covenants that by their terms were to be performed at or prior to the Closing and all Fundamental Representations and any claims for Fraud shall survive the Closing Date and remain in full force and effect until the later of (i) the date that is six (6) years after the Closing Date, and (ii) the expiration of the applicable statute of limitations, and (b) covenants which are by their terms to be performed following the Closing shall survive the Closing and remain in full force and effect until performed in accordance with their terms. Notwithstanding the foregoing, if written notice of a claim has been given in the manner required by Section 8.02 prior to the expiration of the applicable survival period by the Party seeking indemnification for such claim, then the relevant covenants, representations and warranties of the other Party shall survive as to such claim until such claim has been finally resolved pursuant to Article VIII.

Section 11.02 Transfer Taxes and Fees. Any and all sales, excise, use, value-added and similar taxes, fees or duties assessed or incurred by reason of the sale by Seller and the purchase by Buyer of the Purchased Assets hereunder, excluding VAT (“Transfer Taxes”) shall be borne fifty percent (50%) by Buyer on the one hand, and fifty percent (50%) by Seller on the other hand, regardless of which Party such taxes, fees or duties are assessed against. The Party that is primarily responsible for the filing of any Tax return or other documentation with respect to Transfer Taxes shall promptly prepare and file such Tax return or documentation, as applicable, and the other Party shall provide such cooperation in connection therewith as may be reasonably requested by the filing Party. Buyer, its Affiliates, or any Buyer transferee of the Priority Review Voucher shall be solely responsible for the payment of the priority review fee described in 21 U.S.C. § 360ff(c) (the “Priority Review Fee”) and all other user fees applicable to the human drug application for which the Priority Review Voucher is redeemed, following the Closing. For the avoidance of doubt, following the Closing, Seller shall have no liability or obligation for any such fees. Notwithstanding anything in this Agreement to the contrary, all sums and other consideration payable under this Agreement are exclusive of VAT, and an amount in respect of VAT shall be payable by the Buyer in addition upon receipt of a valid VAT invoice. If Seller is legally obliged to account to a relevant Tax Authority for any VAT chargeable in respect of any supply made by Seller to Buyer, Buyer shall pay or reimburse (or procure that the relevant Affiliate of Buyer shall pay or reimburse) such VAT, in addition to the amounts of consideration otherwise due or payable, at the rate in force at the time of the relevant supply or such other time as is stipulated under the applicable Legal Requirements following the receipt of a valid invoice in respect of any such indirect Tax issued in the appropriate form by Seller, such indirect Taxes to be payable on the due date of the payment to which such indirect Tax relates. If any VAT originally paid or otherwise borne by Buyer is in whole or in part subsequently determined by a Tax Authority in writing to either Seller or Buyer not to have been chargeable (and if such determination is received by Buyer, Buyer shall provide a copy of such determination to Seller), then Seller shall use commercially reasonable efforts to receive a refund of such undue VAT from the applicable Tax Authority and any amount of such undue VAT repaid by such authority to Seller, less Seller’s reasonable costs incurred in connection with obtaining such refund, will be transferred to Buyer within forty-five (45) days of receipt by Seller.

Section 11.03 Notices. Any notice or other communication required or permitted to be delivered to any Party shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent prior to 5:00 p.m. in the time zone of the intended recipient on a Business Day, and otherwise on the next Business Day or (c) upon such Party’s receipt after being sent by registered mail, by courier or express delivery service; in any case to the address set forth beneath the name of such Party below (or to such other address as such Party shall have specified in a written notice given to the other Party in accordance with this Section 11.03):

(a) if to Buyer, to:

[***]

with a copy (which shall not constitute notice) to:

Covington & Burling LLP
30 Hudson Yards

New York, NY 10001

Attention: Stephen A. Infante

Email: [***]

(b) if to Seller, to:

Rocket Pharmaceuticals, Inc.

9 Cedarbrook Drive

Cranbury, NJ 08512

Attention: Gaurav Shah, MD, Chief Executive Officer

Martin Wilson, General Counsel & Chief Corporate Officer

Email: [***]

[***]

with a copy (which shall not constitute notice) to:

K&L Gates LLP

599 Lexington Avenue

New York, NY 10022
Attention: Whitney John Smith and Christopher Bozydaj

Email: [***] and [***]

Section 11.04 Construction.

(a) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(b) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation” and the word “or” is not intended to be exclusive unless expressly indicated otherwise. The words “will” and “shall” have the same meaning. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.”

(c) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Except as otherwise indicated, (i) all references in this Agreement to “Articles,” “Sections,” “Schedules” or “Exhibits” are intended to refer to Articles, Sections, Schedules or Exhibits of this Agreement, and (ii) references in any Section to any clause are references to such clause of such Section.

(d) Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or).

(e) Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.

(f) The captions, table of contents and headings in this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.

(g) Unless otherwise specified, (i) references to any applicable law or other Legal Requirement shall be deemed to refer to such law or Legal Requirement as amended from time to time and to any rules, regulations or interpretations promulgated thereunder and (ii) references to any agreement or Contract are to that agreement or Contract as amended, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

Section 11.05 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Each Party agrees that this Agreement and any other documents to be delivered in connection herewith may be electronically signed, and that any electronic signatures appearing on this Agreement or such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 11.06 Entire Agreement. This Agreement, including all exhibits and schedules attached hereto, and the Confidentiality Agreement set forth the entire understanding of the Parties relating to the subject matter hereof and supersede all prior agreements and understandings among or between the Parties relating to the subject matter hereof.

Section 11.07 Assignment. No Party will have the right to assign this Agreement, in whole or in part, by operation of law or otherwise, without the other Party’s express prior written consent. Any attempt to assign this Agreement without such consent, will be null and void. Notwithstanding the foregoing, any Party may assign this Agreement, in whole or in part, without the consent of the other Party: (a) to a Third Party that succeeds to all or substantially all of its assets or business related to this Agreement (whether by sale, merger, operation of law or otherwise); or (b) to an Affiliate of such Party. Notwithstanding the foregoing, Buyer may assign this Agreement, in whole or in part, without Seller’s consent, to any purchaser, transferee, or assignee of any of the Purchased Assets. For the avoidance of doubt, no assignment made pursuant to this Section 11.07 shall relieve the assigning Party of any of its obligations under this Agreement. Subject to the foregoing, this Agreement will bind and inure to the benefit of each Party’s successors and permitted assigns.

Section 11.08 Severability. If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the Parties. The Parties shall use commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 11.09 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any Party of any right to specific performance or injunctive relief. The Parties agree that irreparable harm would occur in the event that the transactions contemplated hereby are not consummated in accordance with the terms of this Agreement, and that money damages or other legal remedies would not be an adequate remedy for any such harm. Accordingly, the Parties acknowledge and hereby covenant and agree that in the event of any breach or threatened breach of the covenants, agreements, or obligations set forth in this Agreement, then in addition to any other remedy available at law or in equity, the non-breaching Party will be entitled to seek an injunction or injunctions to prevent or restrain any breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to enforce compliance with the covenants, agreements, and obligations under this Agreement. Each Party hereby covenants and agrees not to raise, and irrevocably waives, any objections to the availability of such relief that a remedy at law would be adequate and that a bond or other security will be required.

Section 11.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. The Parties irrevocably and unconditionally submit to the exclusive jurisdiction of the state and federal courts in New York solely and specifically for the purposes of any action or proceeding arising out of or in connection with this Agreement.

Section 11.11 WAIVER OF JURY TRIAL. EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES. THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

Section 11.12 Amendment; Extension; Waiver. Subject to the provisions of applicable Legal Requirements, the Parties may amend this Agreement at any time pursuant to an instrument in writing signed on behalf of each of the Parties. At any time, any Party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

Section 11.13 Representation By Counsel; Interpretation. Seller and Buyer each acknowledge that it has been represented by its own legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it, has no application and is expressly waived.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed on behalf of each of the parties hereto as of the date first above written.

[***]

By: /s/ [***]
Name: [***]
Title: [***]

IN WITNESS WHEREOF, this Agreement has been executed on behalf of each of the parties hereto as of the date first above written.

ROCKET PHARMACEUTICALS, INC.

By: /s/ Martin Wilson
Name: Martin Wilson
Title: General Counsel and Chief Corporate Officer

EXHIBIT A

APPROVAL LETTER

[TO BE ADDED]

EXHIBIT B

FORM OF BILL OF SALE

EXHIBIT C

FDA COVER LETTER

EXHIBIT D

SELLER’S TRANSFER ACKNOWLEDGMENT LETTER

EXHIBIT E

BUYER’S TRANSFER ACKNOWLEDGMENT LETTER

EXHIBIT F

PRESS RELEASE

Schedule 4.11

Document Disclosure